Exhibit (a)(6)

FORM OF
EMAIL CONFIRMATION OF RECEIPT
OF LETTER OF TRANSMITTAL
OR WITHDRAWAL LETTER

To: [Name of Eligible Participant]

From: Ray Perlock, Corporate Controller

Date:  , 2008

Dear Eligible Participant:

This message confirms that we have received your [Letter of Transmittal][Withdrawal Letter] with respect to your participation in the Cumulus Media Inc. Offer to Exchange Outstanding Options for Restricted Shares of Class A Common Stock and Options Exercisable for Shares of Class A Common Stock.

Thank you,

Ray Perlock,
Corporate Controller